EXHIBIT 10.23

August 13, 2012

Erwin Eichmann

Dear Erwin,

We are pleased to extend to you an offer of employment with TheStreet, Inc. (the “Company” or “TheStreet”) as described below:

1.	POSITION: You will serve in a full-time capacity at TheStreet with the title of Vice President Corporate and Business Development, General Counsel. You will perform such duties, functions and responsibilities as are generally incident to such position, reporting to and subject to the direction of the Chief Executive Officer or his or her designee.

2.	TERM: You will commence employment on a mutually agreed upon date on or before September 4, 2012 and your employment shall continue until terminated by either you or the Company.

3.	AT WILL STATUS: Your employment with TheStreet is “at will.” This means that either you or TheStreet may terminate your employment at any time, with or without notice, and with or without cause. Your status as an “at will” employee cannot be changed or retracted, either orally or in writing, by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Company’s Chief Executive Officer.

4.	COMPENSATION: We will compensate you as an exempt employee at the rate of $9,166.67 semi-monthly, which is $220,000 on an annualized basis. Payments are made on the 15th and last day of each month (or the preceding business day if the regular payday falls on a weekend or holiday) and will be subject to applicable withholding and taxes.

BONUS: You are eligible to receive a bonus for 2012 of up to 30% of the base salary you receive during 2012, as determined by the Company in its sole discretion, which determination may be based on both your individual performance and the performance of the Company. Bonuses will be calculated quarterly. Target bonuses for each calendar quarter will be 22.5% of the annual target bonus, with the remaining portion of the annual target bonus to be based upon the full year. Any bonus amount determined by the Company to be payable shall be paid not later than 30 days following the end of the quarter, with respect to the third quarter bonus amounts and not later than 60 days following the end of the year, with respect to the fourth quarter and full year bonus amounts, provided that you must remain a full-time employee of the Company through the payment date in order to receive the payment (nothing in this notice is deemed to modify the at-will nature of your employment, which may be terminated by you or the Company at any time with or without cause and with or without prior notice).

14 Wall Street     15th Floor     NY, NY 10005     T 212 321 5000     www.thestreet.com

5.	BENEFITS: You will be eligible to participate in any employment benefits plans provided by TheStreet, subject to the terms, conditions and eligibility requirements of any relevant benefits plan documents. At present, these benefits include, but are not limited to, group medical, dental and vision plans, 100% company paid coverage under the Company’s comprehensive Life Insurance, Short-Term and Long-Term Disability Plans subject to applicable waiting periods and three weeks of paid vacation annually (prorated for any partial year). You will also have the opportunity to participate in TheStreet’s 401(k) Savings Plan, Flexible Spending Account Plans and Transit Benefits, subject to the terms, conditions and eligibility requirements of such plans. TheStreet reserves the right to amend or terminate any of its benefit programs at any time with or without notice in its sole discretion.

6.	EQUITY COMPENSATION: On your first day of employment you will be granted 150,000 Incentive Stock Options, under the terms of the Company’s 2007 Performance Incentive Plan, as amended (the “Plan”). These stock options will vest and become exercisable at the rate of twenty-five percent on the first anniversary and 1/36 of the remaining seventy-five percent for the next 36 months thereafter and will be priced at “fair market value”, which is defined in the Plan as the closing price of TheStreet common stock on the Nasdaq Stock Market on the grant date (which is your first day of employment). Details regarding this grant, including any terms and conditions will be set forth in a separate grant agreement.

7.	POLICIES: As an employee, you will be required to comply fully with the provisions of the Company’s Investment policy, Code of Business Conduct and Ethics, Compliance Manual and other compliance policies and procedures relevant to your position with the Company (the “Employment Materials”). Compliance is a condition of employment at TheStreet and you will be required to sign forms confirming that you will abide by the requirements of these policies and procedures. These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job.

This letter and the Employment Materials contain all of the terms of your employment with the TheStreet and supersede any prior understandings or agreements, whether written or oral, between you and Company.  This letter agreement may not be amended or modified except by an express written agreement signed by you and TheStreet’s Vice President of Human Resources (except that no amendment may change the at will nature of the employment unless in accordance with Paragraph 3).  The terms of this letter and the resolution of any disputes hereunder shall be governed by New York law, without reference to principles of choice of law.

14 Wall Street     15th Floor     NY, NY 10005     T 212 321 5000     www.thestreet.com

We hope that you find the foregoing terms acceptable. We are delighted to have you join TheStreet and look forward to a mutually beneficial working relationship. If you have any questions, please do not hesitate to contact me at 212-321-5090.

Sincerely,

/s/ Elisabeth DeMarse
Elisabeth DeMarse
Chair, President & CEO

ACCEPTED AND AGREED

/s/ Erwin Eichmann
Erwin Eichmann

14 Wall Street     15th Floor     NY, NY 10005     T 212 321 5000     www.thestreet.com